Exhibit 10.7

AGREEMENT

THIS AGREEMENT is entered into this 13th day of May, 2016, by and between AgEagle Aerial Systems Inc., a Nevada corporation (“AgEagle”), and Botlink, LLC, a North Dakota limited liability company (“Botlink”).

RECITALS

WHEREAS, AgEagle is a leading FAA 333 exempt provider of state-of-the-art unmanned aerial vehicle (“UAV”) data acquisition drones for precision agriculture;

WHEREAS, Botlink provides a cloud-based drone operations platform providing data processing and delivery, automated drone control, airspace awareness, manned aircraft locations, weather overlays and the redundancy of radio and cellular connections;

WHEREAS, AgEagle wishes to make use of Botlink’s electronic modules and related software for use in its commercially-available drones and Botlink wishes to provide such modules and software on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.  Hardware and software availability.  Botlink will make available for use in AgEagle’s commercially-available drones electronic modules and the necessary software/firmware that are capable of programming the autopilot from data through a cellular data connection and/or telemetry, receiving and uploading flight management data to the autopilot, integration of various cameras, acquiring images from the camera, uploading images through a cellular connection, as well as uploading images through a ground based Internet connection post flight at least until December 30, 2020.

2.  Aerial map processing and hosting.  Botlink will provide aerial map processing (“photo stitching”) to AgEagle customers who maintain a subscription for at least until December 30, 2020 at a reasonable price.  This will include previous maps processed on a website where customers can download GEO TIFF’s and SHAPE files of the NIR stitched maps.

3.  Private labeling.  Botlink agrees to private label all customer touch points with the AgEagle and Botlink logo to include but not limited to web sites which hosts processed maps and billing statements. Botlink will bill the customers through an AgEagle labeled website.

4.  Third party API portal.  Botlink will grant AgEagle access to necessary application programming interfaces (“API’s”) that will allow AgEagle to access processed maps and necessary data to add value to AgEagle customers which would consist of an API.

5.  Billing and subscriber information.  Botlink will bill the customers through an AgEagle labeled web site.  AgEagle will have access to all customer data excluding credit card billing details to include but not limited to, name, address, email, telephone numbers, billing cycle, subscription duration.

6.  Customer subscription costs:  The cost for customer subscriptions shall be billed directly by Botlink and will be negotiated at a discounted rate from standard Botlink pricing.

7.  API integration:  Botlink will allow users to define a relationship and transfer stitched images from a Mission in the Botlink platform to pre-defined third party systems.

9.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of their parties and their respective successors and assigns.

10.  Amendments.  This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

11.  Counterparts: Facsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

12.  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

13.  Expenses. Each party shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement.

14.  Governing Law. This Agreement shall be a contract under the laws of the State of Kansas and for all purposes shall be governed by the construed and enforced in accordance with the laws of said State.

15.  Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) shall be in writing;  (b) shall be sent by messenger, certified or registered US mail, a reliable express delivery service, charges prepaid as applicable, to the appropriate address(es) set forth below the parties signatures hereto; and (c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by a receipt executed by a responsible person in the office of the addressee, the records of the person delivering such communication or a notice to the effect that such addresses refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service.

16.  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

17.  Time of the Essence.   Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date set forth above.

AGEAGLE AERIAL SYSTEMS INC., a Nevada corporation

By: /s/ Bret Chilcott
Bret Chilcott, President

BOTLINK, LLC, a North Dakota limited liability company

By: /s/ Terri F. Gunn Zimmerman
Terri F. Gunn Zimmerman, CEO